SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 21, 2010
Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-52082	41-1698056
(Commission File Number)	(IRS Employer
Identification No.)
651 Campus Drive
St. Paul, Minnesota 55112-3495
(Address of Principal Executive Offices and Zip Code)
(651) 259-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Cash Incentive Compensation for the First Half of Fiscal 2010
     On April 21, 2010, the Board of Directors and the Compensation Committee of Cardiovascular Systems, Inc. (the “Company”) awarded cash bonuses to the Company’s executive officers under the Cardiovascular Systems, Inc. Fiscal 2010 Executive Officer Annual Cash Incentive Compensation program, as amended (the “Cash Incentive Program”). Pursuant to the Cash Incentive Program, the Company’s executive officers were eligible to receive cash incentive compensation for the first half of fiscal 2010 based on pre-determined revenue and adjusted EBITDA financial goals set by the Board and the Compensation Committee. Although these plan goals were not achieved, the Board and the Compensation Committee concluded that the Company’s achieved financial performance and progress in other areas, including clinical trials, sales training, product protocol definition and customer education, justified the grant of bonuses to the executive team. For this performance during the first half of fiscal 2010, the Board and the Compensation Committee awarded cash bonuses equal to 75% of the target bonus amounts available to executive officers for such period under the Cash Incentive Program. The Company’s executive officers will be eligible to receive additional bonuses under the Cash Incentive Program for the second half of fiscal 2010 ranging from 50% to 150% of the target amounts for such period based on pre-determined revenue and adjusted EBITDA financial goals.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 27, 2010

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Laurence L. Betterley
Laurence L. Betterley
Chief Financial Officer